EXHIBIT 99.1

Nova Biosource Fuels Updates Start-up Progress at the Sanimax Biodiesel Refinery

HOUSTON, TX – August 2, 2007 – Nova Biosource Fuels, Inc. (AMEX: NBF) announced today that start-up operations are continuing to progress at the 20 million gallon per year biodiesel refinery being constructed for Sanimax in DeForest, Wisconsin. Since the initial plant commissioning, approximately 2 million gallons of quality biodiesel have been produced, some of which is from 100 percent animal fat feedstock. The refinery has used a variety of feedstocks with free fatty acid (FFA) levels ranging from less than 2 percent to approximately 7 percent in sustained production runs at near-throughput design rates using Nova Biosource’s proprietary, patented process technology.

Future test runs in the start-up phase are expected to include feedstocks with FFA levels of up to 20 percent. The ability of the biodiesel refinery to process feedstocks with higher FFA levels is significant because these feedstocks tend to cost less than feedstocks with lower FFA levels.

Sanimax President and CEO Mike Langenhorst said, “We are very excited to have this plant producing ASTM 6751 quality biodiesel from high free fatty acid animal fats.  The Nova Biosource technology and the resultant biodiesel fuel have met and exceeded our expectations in terms of throughput and feedstock flexibility.”

Wisconsin Governor Jim Doyle recently toured the Sanimax facility in DeForest.  Langenhorst commented, “We were honored to showcase to the Governor our state-of-the art facility that is currently producing the highest quality biodiesel fuel in the market.  His visit demonstrates to the biodiesel industry the high level of interest in innovative methods of renewable energy production.”

About Sanimax

Sanimax is a values-driven organization that provides environmental solutions and added value for the agri-food industry.  For over 125 years, Sanimax has been meeting the needs of its customers across Canada and the United States by collecting used cooking oil and animal by-products to be processed into quality ingredients at its state-of-the-art facilities.  Sanimax also sources and markets ingredients to companies around the world, generates clean-burning biofuel, and prepares hides and skins for leather production.  More information on Sanimax can be found at www.sanimax.com.

About Nova Biosource Fuels, Inc.

Nova Biosource Fuels, Inc. is an energy company that refines and markets ASTM standard biodiesel and related co-products. Nova is now focused on the construction and operation of three biodiesel refineries, with production capacity of between 180 to 220 million gallons of biodiesel fuel on an annual basis. Nova’s business strategy for the next three years includes building up to seven biodiesel refineries with production capacities ranging from 20 to 100 million gallons each per year. All of Nova’s refineries will use its proprietary, patented process technology, which enables the use of a broader range of lower cost feedstocks. More information on Nova Biosource Fuels can be found at www.novabiosource.com.

Forward Looking Statements

This news release contains forward-looking statements, including statements regarding Nova’s plans, goals, strategies, intent, beliefs or current expectations.  These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished.  Readers are urged to carefully review and consider the various risk factors disclosed by Nova in its reports filed with the Securities and Exchange Commission, including Nova’s Quarterly Report on Form 10-QSB for the period ended April 30, 2007, which describes the risks and factors that may affect Nova’s business, financial condition, results of operation and cash flows.  If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Nova’s actual results may vary materially from those expected or projected in this release or in Nova’s other filings.